Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us,” and “Legacy Syntec” generally refer to Syntec Optics, Inc. and its consolidated subsidiaries prior to the business combination with OmniLit Acquisition Corp. (the “Business Combination”). References in this section to “Syntec” generally refer to Syntec Optics, Inc. and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the unaudited condensed consolidated financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, together with related notes thereto filed as Exhibit 99.1 to the Amendment No. 1 to the Current Report on Form 8-K/A (the “Form 8-K/A”) to which this Exhibit is filed. This discussion contains forward-looking statements based upon expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed below and in Syntec’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 14, 2023.

Percentage amounts included in the Form 8-K/A and the Exhibits thereto have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this discussion and analysis may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in the Form 8-K/A and the exhibits thereto. Certain other amounts that appear in the Form 8-K/A and the Exhibits thereto may not sum due to rounding.

Overview

Syntec Optics believes that photon enabled technologies are more than just a trend. Our goal is to deliver impactful solutions for optics and photonics enabled solutions globally. We believe that the innovative design for manufacturing of our optics and photonics enabling products is ideally suited for the demands of modern OEMs who rely on opto-electronics, light enabled devices, and intelligence that require high-precision and reliability. Ultimately, our vertically integrated advanced manufacturing platform offers our clients across several end markets competitively priced and disruptive light-enabled technologies and sub-systems.

Syntec Optics was formed more than two decades ago from the aggregation of three advanced manufacturing companies (Wordingham Machine Co., Inc., Rochester Tool and Mold, Inc. and Syntec Technologies, Inc.) that were started in the 1980s. In 2000, Syntec Technologies, Inc created the “doing business as” name of Syntec Optics to unify the three companies’ respective offerings under a single trade name. Wordingham Machine Co., Inc, and Rochester Tool and Mold, Inc. became wholly owned subsidiaries of Syntec Technologies, Inc. in 2018 and the three companies legally merged in December 2022 as Syntec Optics, Inc. Syntec Optics has addressed the optical needs of customers in defense, consumer, and biomedical industries. Over the past 20 years, Syntec has been based in the Greater Rochester, New York area, and steadily growing and developing the unifying platform. Our intellectual property is protected with a portfolio of over 4 issued and/or pending patents, with several proprietary trade secrets surrounding our advanced manufacturing techniques. One in five employees has been with Syntec Optics for over a decade.

Syntec Optics is vertically integrated from design and component manufacturing for lens system assembly to imaging module integration for system solutions. Making our own tools, molding, and nanomachining allows close interaction and recut ability, enabling special techniques to hold tolerances to sub-micron level. Syntec has assembled a world class design for manufacturability team to augment its production team with deep expertise to fully leverage our vertical integration from component making to optics and electronics assembly. Syntec Optics has steadily developed variety of other complementary manufacturing techniques to provide a wide suite of horizontal capabilities including thin films deposition coatings, glass molding, polymer molding, tool-making, mechanicals manufacturing, and nanomachining.

Syntec is a leader in the industry because of our focus on polymer-based optics. Polymer-based optics provide numerous advantages compared to incumbent glass-based optics. Polymer-based optics are smaller, lower weight, lower cost, and offer very high-performance optical solutions. For all these reasons, Syntec is able to deliver products to our clients that are lighter, smaller, and suitable for cutting edge technology products, including the newly evolving silicon photonics industry.

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Our designs and assembly processes are developed in-house in the United States. In 2016, with significant investments through the cash flows, Syntec Optics expanded its manufacturing facility to nearly 90,000 square-feet, allowing us to increase our production capacity and offer additional advanced manufacturing processes under one roof which provide us the ability to increase sales to existing customers and increase penetration of our end-markets. Our facility provides a streamlined, partially autonomous production process for our current customers, which comprises optical assembly, electro-optics assembly, polymer optics molding, glass optics molding, opto-mechanical assembly, nanomachining and thin films coating. Our facility also provides availability to expand the number of advanced manufacturing processes to handle increased volumes of existing and new customer orders.

Syntec is focused on three key end markets of defense, biomedical, and consumer all with several mission-critical applications with strong tailwinds. We believe these end markets to be acyclical based upon the company having positive aggregate cash flow for the past decade in spite of economic downturns. We believe the consistency of revenues over the past decade of operations, independent of the trends of the general economy, and the mission-critical nature of our product offerings, are our bases that these markets are acyclical. We believe our platform is well positioned as the foundation for further organic and inorganic growth with quality earnings and high margin offerings.

Optics is currently enabling 11% of the global economy, from smart phone cameras and extended reality devices to low orbit satellite telescopes to keeping our soldiers safe with night vision devices and patients healthy with intelligent light. This 11% figure represents the estimated value of the global optics and photonics products relative to annual global gross domestic product. As the world transitions to further adopt optically and photonically enabled products, we will continue our mission of developing innovative technology to serve these markets with affordable high-performance products globally. We will continue to focus on our core competencies of providing innovative technology, expanding our brand portfolio and providing affordable, sustainable and accessible optics and photonics enablers, all while being designed and manufactured in the United States.

On November 7, 2023, or the Closing Date, we consummated the Business Combination. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Syntec, with Legacy Syntec surviving the merger and becoming a wholly-owned direct subsidiary of OmniLit. Thereafter, Merger Sub ceased to exist and OmniLit was renamed Syntec Optics Holdings, Inc. Legacy Syntec is deemed the accounting acquirer, which means that Legacy Syntec’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC. Following the Business Combination, our business is the business of Legacy Syntec.

The Business Combination

On November 7, 2023, or the Closing Date, we consummated the Business Combination. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Syntec, with Legacy Syntec surviving the merger and becoming a wholly-owned direct subsidiary of OmniLit. Thereafter, Merger Sub ceased to exist and OmniLit was renamed Syntec Optics Holdings, Inc. Legacy Syntec is deemed the accounting acquirer, which means that Legacy Syntec’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC. Following the Business Combination, our business is the business of Legacy Syntec.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, OmniLit was treated as the acquired company for financial statement reporting purposes.

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As a result of becoming a publicly traded company, we continue to need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Our Operating Results

Our financial position and results of operations depend to a significant extent on the following factors:

End Market Consumers

The demand for our products ultimately depends on demand from customers in our current end markets. We generate sales through (1) Tier 1 suppliers and (2) through OEMs.

An increasing proportion of our sales has been and is expected to continue to be derived from sales to defense. biomedical and industrial/consumer OEMs, driven by continued efforts to develop and expand sales to OEMs with whom we have longstanding relationships. Future OEM sales will be subject to risks and uncertainties, including the number of defense, biomedical and industrial/consumer products these OEMs manufacture and sell, which in turn may be driven by the expectations these OEMs have around end market demand.

Demand from end markets is impacted by a number of factors, including travel restrictions (as a result of COVID-19 or otherwise), fuel costs and energy demands (including an increasing trend towards the use of green energy), as well as overall macro-economic conditions. Sales of our optics and photonics enabled components and sub-components have also benefited from the increased global conflict, the United States dynamic relationships with other world powers that may have a conflicting view with western-style democracy, the movement towards reshoring of advanced manufacturing, biomedical components and sub-components needed to support physicians in their battle against the COVID-19 pandemic, and the increased global demand for high-fidelity data communications on all corners of the globe. However, we also experienced delays and disruptions in our supply chain, as well as labor shortages and shutdowns, which disrupted the production of our optic and photonics enables components and sub-components and impacted our ability to keep up with customer demand.

Syntec Optics plans to further consolidate the fragmented photonics industry by expanding our portfolio of our existing, U.S.-based, advanced manufacturing processes of making thin-film coated glass, crystal, or polymer components and their housings, which are ultimately assembled into high performance hybrid electro-optics sub-systems. By doing so, Syntec Optics plans to grow to the new end markets of communications and sensing. The anticipated timeline of entering the communications end market is 2023, as Syntec Optics has been prototyping products during Q1 and Q2 and anticipates entering the production phase by the latter half of the year. Syntec Optics is currently engaged as a supplier for a U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) funded research and development project for the sensing end market. The communication end market is characterized by the use of optics and photonics for data transmittal and reception of information, including, for example, satellite communications and other associated applications. The sensing end-market is characterized by the use of optics and photonics to detect scattered light or light with an altered refractive index due to the presence of a medium within a wide range of potential applications, including, for example, disease detection and other associated applications.

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Supply

We currently rely on strategically selected electronics, highly engineered polymers and aluminum manufacturers located in the United States to manufacture our highly specialized optic and photonics enabled components and sub-components, and we intend to continue to rely on these suppliers going forward. Our close working relationships with our Unites States based suppliers, reflected in our ability to (x) increase our purchase order volumes (qualifying us for related volume-based discounts) and (y) order and receive delivery of raw materials in anticipation of required demand, has helped us moderate increased supply-related costs associated with inflation and to avoid potential shipment delays. To mitigate against potential adverse production events, we opted to build our inventory of key raw materials. In connection with these stockpiling activities, we experienced an increase in prepaid inventory compared to prior periods as suppliers required upfront deposits in response to supply chain disruptions.

As a result of the active steps we have taken to manage our inventory levels, we have not been subject to the shortages or price impacts that have been present for manufacturers of optic and photonic enabled components or sub-components.

Product and Customer Mix

Our sales consist of sales of highly specialized optic and photonic enabled components and sub-components. These products are sold to different customer types (e.g., OEMs and Tier 1 manufacturers) and at different prices and involve varying levels of costs. In any particular period, changes in the mix and volume of particular products sold and the prices of those products relative to other products will impact our average selling price and our cost of goods sold. The price of our products may also increase as a result of increases in the cost of components due to inflation, labor and raw materials. The Company generated 50% of revenues for the year ended December 31, 2022 from three customers and 54% of revenues for the year ended December 31, 2021 from three customers. In addition, revenues from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. These customers have a broad product purchase mix across various departments of Syntec Optics. Syntec Optics supplies several mission critical components and sub-components to these customers that are not tied to a single application, customer initiative, or purchase order. We expect sales to increase as we further advance our full-system design expertise and product offerings and customers increasingly demand more sophisticated systems, rather than drop-in replacements. In addition to the impacts attributable to the general sales mix across our products, our results of operations are impacted by the relative margins of products sold. As we continue to introduce new products at varying price points, our overall gross margin may vary from period to period as a result of changes in product and customer mix.

Production Capacity

All of our design, advanced manufacturing and assembly currently takes place at our nearly 90,000 square foot headquarters and manufacturing facility located in Rochester, New York. We currently operate optical, opto-mechanical and electro-optical assembly lines in addition to molding, nanomachining, testing and thin-film production lines. Consistent with our operating history, we plan to continue to automate additional aspects of our advanced manufacturing operations. Our existing facility has the capacity to add additional production lines and construct and operate pilot production lines for new components and sub-components, all designed to maximize the capacity of our manufacturing facility. Although our automation efforts are expected to reduce our costs of goods, we may not fully recognize the anticipated savings when planned and could experience additional costs or disruptions to our production activities. In Q3 2022, Syntec Optics experienced a one-time business interruption event where a power company was excavating and accidentally cut an underground power line that supplied electricity to Syntec Optics and the local community. After repairs were made to Syntec Optics manufacturing equipment, Syntec Optics regained its full manufacturing capacity.

Competition

We compete with traditional glass optic manufacturers and electro-optic manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our polymer based and glass-polymer based optic hybrids and photonics enabled components and sub-components, we will experience competition with a wider range of companies. These competitors may have greater resources than we do and may be able to devote greater resources to the development of their current and future technologies. Our competitors may be able to source materials and components at lower costs, which may require us to evaluate measures to reduce our own costs, lower the price of our products or increase sales volumes in order to maintain our expected levels of profitability.

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Research and Development

Our research and development are primarily focused on the advanced manufacturing of polymer and glass-polymer based optic and photonics enabled components and sub-components. The next stage in our technical development is to construct our products to optimize performance, lower weight and increase longevity to meet and exceed industry standards for our target end markets. Ongoing testing and optimizing of more complicated systems and sub-systems for our existing end markets will assist us in increasing penetration in our current end markets and expanding into targeted end markets. This is expected to require additional expense, and we may use the funds available to us following Closing to continue these research and development efforts.

Components of Results of Operations

Net Sales

Net sales are primarily generated from the sale of our optics and photonics enabled components and sub-components to OEMs.

Cost of Goods Sold

Cost of goods sold includes the cost of raw materials and other components of our optic and photonic enabled components and sub-components, labor, overhead, utilities, and depreciation and amortization.

Gross Profit

Gross profit, calculated as net sales less cost of goods sold, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, customer mix and production volumes.

Operating Expenses

General and Administrative

General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, and information technology organizations, certain facility costs, and fees for professional services.

Total Other Income (Expense)

Other income (expense) consists primarily of interest expense and debt issuance costs.

Results of Operations for the Nine Months Ended September 30, 2023 and 2022

The following table sets forth our results of operations for the nine months ended September 30, 2023 and 2022. This data should be read together with our unaudited financial statements and related notes included in Exhibit 99.1 to the Form 8-K/A, and is qualified in its entirety by reference to such financial statements and related notes.

	Nine Months ended September 30,
	2023	% Net Sales	2022	% Net Sales
	(in thousands)
Net Sales	$21,177,257	100%	$20,755,724	100%
Cost of Goods Sold	15,244,862	72%	16,582,871	80%
Gross profit	5,932,395	28%	4,172,853	20%
Operating expenses
General and administrative	4,442,117	21%	4,234,425	20%
Income (Loss) From Operations	1,490,278	7%	(61,572)	0%
Other Income (Expense)
Paycheck PPL Forgiveness
Other Income	70,914	0%	476	0%
Interest Income (Expense)	(446,875)	-2%	(214,866)	-1%
Gain on disposition of assets	-		-
Total Other Income (Expense)	(375,961)	-2%	(214,390)	-1%
Income (Loss) Before Taxes	1,114,317	5%	(275,962)	-1%
Income Tax Expense (Benefit from)	139,549	1%	(70,773)	0%
Net Income (Loss)	$974,768	5%	$(205,189)	-1%

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Net Sales

Net sales increased by $0.4 million, or 2%, to $21.2 million for the nine months ended September 30, 2023, as compared to $20.8 million for the nine months ended September 30, 2022. This increase was primarily due to a temporary increase in sales in the tooling and non-recurring engineering categories offset by a temporary decrease in sales of the product category.

Cost of Goods Sold

Cost of goods sold decreased by $1.4 million, or 8%, to $15.2 million for the nine months ended September 30, 2023, as compared to $16.6 million for the nine months ended September 30, 2022. This decrease was primarily due to temporarily capitalizing more costs in inventory with similar production levels in anticipation of an increase in production.

Gross Profit

Gross profit increased by $1.7 million, or 40%, to $5.9 million for the nine months ended September 30, 2023, as compared to $4.2 million for the nine months ended September 30, 2022. This increase was primarily due to the decrease in cost of goods sold and an increase in higher-margin nonrecurring engineering revenues.

General and Administrative Expenses

General and administrative expenses increased by $0.2 million, or 5%, to $4.4 million for the nine months ended September 30, 2023, as compared to $4.2 million for the nine months ended September 30, 2022. This increase was primarily due to a temporary increase in labor costs.

Total Other Income (Expense)

Other income (expense) increased by $0.2 million, or 100%, to ($0.4) million for the nine months ended September 30, 2023, as compared to other income of ($0.2) million for the nine months ended September 30, 2022. This increase was primarily due to a temporary increase in interest expenses driven from higher interest rates.

Income Tax Expense (Benefit from)

Income tax expense increased by $0.21 million, or 30%, to $0.14 million for the nine months ended September 30, 2023, as compared to ($0.07) million for the nine months ended September 30, 2022. This increase was primarily due to higher income for the period.

Net Income (Loss)

Net income increased by $1.17 million, or 585%, to $0.97 million for the nine months ended September 30, 2023, as compared to ($0.2) million for the nine months ended September 30, 2022. This increase was primarily driven by the increase of $0.4 million in revenue and a reduction in cost of goods sold of $1.4 million for the period.

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Non-GAAP Financial Measures

The Form 8-K/A and the Exhibits thereto include a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for non-recurring items, and business combination expenses. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.

Adjusted EBITDA

We define adjusted EBITDA, a non-GAAP financial measure, as net earnings (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude non-recurring items such as management fees, and transaction expenses. The non-recurring costs included as Management Fees will not be incurred after the Closing and therefore are non-recurring in nature. Likewise, the transaction filing fees are non-recurring in connection with the Business Combination which will not be incurred after the Closing. Transaction costs represent professional service fees associated with the proposed business combination and will not occur after the Business Combination. We utilize adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry and is in accordance with the Non-GAAP Financial Measures Compliance & Disclosure Interpretations (Reference Question 102.03).

The table below presents our adjusted EBITDA, reconciled to net income for the nine months ended September 30, 2023 and 2022.

NON-GAAP RECONCILICATION OF EBITDA

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	2023	2022
Net (Loss) Income	$974,768	$(205,189)
Depreciation & Amortization	2,102,095	2,208,983
Interest Expenses	$441,115	$206,346
Taxes	139,549	(70,773)
Non-Recurring Items
Transaction Filing Fees	212,056	-
Management Fees	210,112	293,774
Adjusted EBITDA	$4,079,695	$2,433,141

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. In Q3, 2023, the Company utilized a sweep agreement with its commercial bank. As of September 30, 2023, our principal source of liquidity was cash totaling $0.1 million.

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We believe that our cash on hand following the Closing will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this Form 8-K/A and longer term. We may, however, need additional cash if there are material changes to our business conditions or other developments, including unanticipated delays in production, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures and regulatory developments. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, or eliminating redundancies, which may adversely affect our business, operating results, financial condition and prospects. For more information about risks related to our business, please see the sections entitled “Risk Factors — Risks Related to Syntec Optics’ Existing Operations” as originally filed on Form S-4/A made effective by the SEC on October 5, 2023.

In addition to the foregoing, based on our current assessment, we do not expect any material adverse effect on our long-term liquidity due to the COVID-19 pandemic. However, we will continue to assess the effect of the pandemic to our operations. The pandemic has in recent periods moderated in the United States following the availability of vaccines (although vaccination rates often vary by geography, age and other factors) and increased immunity (including natural immunity from infection). However, the extent to which the COVID-19 pandemic will affect our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence. These uncertainties include the ultimate geographic spread of the disease (including emergence of new variants against which existing vaccinations or treatments may be ineffective), the duration of the pandemic and the perceived effectiveness of actions taken in the United States and other countries to contain and treat the disease. While the potential economic impact of COVID-19 may be difficult to assess or predict, a widespread pandemic alone or in combination with other events, such as the Russia/Ukraine conflict, could result in significant disruption of global financial markets and supply chains, reducing our ability to access capital in the future or access required raw materials and components, which could result in price increases. In addition, a recession or long-term market correction resulting from the spread of COVID-19 or other events could materially affect our business and the value of our common stock.

Financing Obligations and Requirements

As of September 30, 2023, we had cash totaling $0.1 million. As part of the Business Combination, we expect additional cash from the transaction to provide additional capital and liquidity requirements in the short and long-term.

Cash Flow — Nine months ended September 30, 2023 and 2022

	Nine months ended
	September 30,
	2023	2022
Net cash provided by/(used in) operating activities	$1,104,842	$2,364,179
Net cash provided by/(used in) investing activities	$(979,630)	$(1,185,524)
Net cash provided by/(used in) financing activities	$(548,070)	$(1,875,581)

Operating Activities

Net cash provided by operating activities was $1.1 million for the nine months ended September 30, 2023, as compared to net cash provided by operating activities of $2.4 million for the nine months ended September 30, 2022. The primary drivers for the year over year change include an increase to inventory of $2.7 million, and an increase to net income of $1.3 million.

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Investing Activities

Net cash used in investing activities was $0.98 million for the nine months ended September 30, 2023, as compared to $1.2 million for the nine months ended September 30, 2022. The decrease in net cash used in investing activities was primarily due to a decrease in capital expenditures of $0.13 million.

Financing Activities

Net cash used in financing activities was $0.55 million for the nine months ended September 30, 2023, and was primarily due to payment of term loans. Net cash used by financing activities was $1.88 million for the nine months ended September 30, 2022, and was primarily due to payment of line-of-credit and term loans.

Contractual Obligations

Our estimated future obligations consist of short-term and long-term operating lease liabilities. As of September 30, 2023, we had $0.02 million in short-term operating lease liabilities and $0.05 million in long-term operating lease liabilities.

Quantitative and Qualitative Disclosures about Market Risk

We have not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We use an assumed dividend yield of zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. We account for forfeitures as they occur.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we assess the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. We exclude from the transaction price all taxes that are assessed by a governmental authority and imposed on and concurrent with our revenue transactions, and therefore present these taxes (such as sales tax) on a net basis in operating revenues on the Statement of Income.

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Revenue is recognized when control of the promised goods is transferred to the customer or distributor, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when we conclude there is no risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.

We may receive payments at the onset of the contract and before delivery of goods for tooling. In such instances, we record a customer deposit liability. Payment terms for customers are typically 50% up front and 50% on delivery of first article. We recognize these contract liabilities as sales after the revenue criteria are met.

Inventory

Inventories, which consist of raw materials, work in process and finished goods, are stated at the lower of cost (weighted average) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of September 30, 2023, our reserve was approximately $0.2 million compared to $0.2 million as of December 31, 2022.

Property and Equipment

Property and equipment are stated at cost and is depreciated over the estimated useful lives of the respective assets. The cost of normal maintenance and repairs is charged to expense as incurred, whereas expenditures, which materially extend useful lives, are capitalized. When depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income. Depreciation expense for the nine months ended September 30, 2023 and 2022 was $2.1 million and $2.2 million, respectively. The various classes of property and equipment and estimated useful lives are as follows:

Office furniture and equipment	3 to 7 years
Tooling	3 to 10 years
Vehicles	5 years
Machinery and equipment	3 to 10 years
Building and Leasehold improvements	14-15 and/or lesser of remaining Term of Lease

Recent Accounting Pronouncements

For information regarding recently issued accounting pronouncements and recently adopted accounting pronouncements, please see Note 1, Nature of Business and Significant Accounting Policies, to our consolidated financial statements included elsewhere in Exhibit 99.1.

JOBS Act Accounting Election

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, New Syntec Optics can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Syntec Optics has elected to avail itself of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. New Syntec Optics intends to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, New Syntec Optics’ financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

New Syntec Optics will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of OmniLit’s initial public offering, (ii) the last day of the fiscal year in which New Syntec Optics has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which New Syntec Optics is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New Syntec Optics’ common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which New Syntec Optics has issued more than $1.0 billion in non- convertible debt securities during the prior three-year period.

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